     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON November 24, 2004

                                                 REGISTRATION NO. 333-__________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                        ------------------------------

                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                        ------------------------------

                               REDWOOD TRUST, INC.
               (Exact name of registrant as specified in charter)

            MARYLAND                                       68-0329422
(State or other jurisdiction of                         (I.R.S. employer
 Incorporation or organization)                      identification number)

                         ONE BELVEDERE PLACE, SUITE 300
                              MILL VALLEY, CA 94941
                                 (415) 389-7373
    (Address, including zip code, and telephone number, including area code, of principal executive offices)

                        ------------------------------

                               GEORGE E. BULL, III
                CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                               REDWOOD TRUST, INC.
                         ONE BELVEDERE PLACE, SUITE 300
                              MILL VALLEY, CA 94941
                                 (415) 389-7373
       (Name, address, including zip code, and telephone number, including area code, of agent for service)

                        ------------------------------

                                   copies to:

       DOUGLAS B. HANSEN                           JAMES J. HANKS, JR., ESQ.
           PRESIDENT                              MELISSA ALLISON WARREN, ESQ.
      REDWOOD TRUST, INC.                                 VENABLE LLP
One Belvedere Place, Suite 300                   Two Hopkins Plaza, Suite 1800
     Mill Valley, CA 94941                            Baltimore, MD 21201
        (415) 389-7373                                   (410) 244-7400

                        ------------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
         At any time and from time to time after the effective date of this Registration Statement.

================================================================================

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                         CALCULATION OF REGISTRATION FEE

         TITLE OF EACH CLASS                                      PROPOSED MAXIMUM     PROPOSED MAXIMUM       AMOUNT OF
            OF SECURITIES                          AMOUNT TO       AGGREGATE PRICE    AGGREGATE OFFERING    REGISTRATION
          TO BE REGISTERED                     BE REGISTERED(1)     PER SHARE(2)          PRICE(1)(2)          FEE(3)
--------------------------------------------   ----------------   ----------------    ------------------    -------------
Preferred Stock, $.01 par value per share(4)
Preferred Stock Warrants(4)
Common Stock, $.01 par value per share(4)(5)
Common Stock Warrants(4)(5)
Stockholder Rights
            Total                              $    500,000,000                       $      500,000,000    $      63,350

(1) In no event will the aggregate maximum offering price of all securities issued pursuant to this registration statement exceed $500,000,000. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(2) The proposed maximum aggregate price per share will be determined, from time to time, by the registrant in connection with the issuance by the registrant of the securities registered hereunder.

(3) Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended (the "Rule(s)").

(4) Subject to note (1), there is being registered hereunder an indeterminate number of shares of preferred stock and common stock as may be sold, from time to time, by the registrant, or as may be issued pursuant to the conversion of preferred stock or the exercise of warrants or shareholder rights.

(5) The aggregate amount of Common Stock registered hereunder is limited, to that which is permissible under Rule 415(a)(4), to the extent applicable.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

               SUBJECT TO COMPLETION, DATED November 24, 2004

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES, IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PROSPECTUS

                                  $500,000,000

                                     [LOGO]

                               REDWOOD TRUST, INC.

              BY THIS PROSPECTUS, WE MAY OFFER, FROM TIME TO TIME -

              -     Shares of our common stock

              -     Shares of our preferred stock

              - Warrants to purchase shares of our common stock or preferred stock

              - Rights issuable to our stockholders to purchase shares of our common stock or preferred stock

              -     Any combination of the foregoing

      Our common stock is listed on the New York Stock Exchange under the symbol "RWT."

      We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you purchase any of our securities.

      This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

      To ensure we qualify as a real estate investment trust, among other purposes, our charter provides that no person may own more than 9.8% of the outstanding shares of any class of our stock, unless our Board of Directors waives this limitation.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                   This prospectus is dated ___________, 2004

                                TABLE OF CONTENTS

                                                                                            PAGE
About This Prospectus.............................................................            2
Where You Can Find More Information...............................................            2
Incorporation of Certain Information by Reference.................................            3
Cautionary Statement..............................................................            3
Redwood Trust, Inc................................................................            5
Use of Proceeds...................................................................            6
Description of Securities.........................................................            7
Federal Income Tax Considerations.................................................           14
Plan of Distribution..............................................................           23
Legal Matters.....................................................................           24
Experts...........................................................................           24

                              ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a "shelf" registration process. Under the shelf process, we may, from time to time, issue and sell to the public any part of all of the securities described in the registration statement in one or more offerings up to an aggregate dollar amount of $500,000,000.

      This prospectus provides you with a general description of the securities we may offer. Each time we offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices, and terms of the securities we offer. The prospectus supplement also may add, update, or change information contained in this prospectus.

      We may sell the securities to or through underwriters, dealers, or agents or directly to purchasers. We and our agents reserve the sole right to accept and to reject in whole or in part any proposed purchase of securities. A prospectus supplement, which we will provide to you each time we offer securities, will provide the names of any underwriters, dealers, or agents involved in the sale of the securities, and any applicable fee, commission, or discount arrangements with them.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission or the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C., 20549. Please call the SEC at 1-800-SEC-0300 for further information on the public reference rooms.

      We have filed a registration statement, of which this prospectus is a part, covering the securities offered hereby. As allowed by SEC rules, this prospectus does not contain all the information set forth in the registration statement and the exhibits, financial statements and schedules thereto. We refer you to the registration statement, the exhibits, financial statements and schedules thereto for further information. This prospectus is qualified in its entirety by such other information. You may request a free copy of any of the above filings by writing or calling:

                               Redwood Trust, Inc.
                         One Belvedere Place, Suite 300
                          Mill Valley, California 94941
                                 (415) 389-7373

      You should rely only on the information provided in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover page of this prospectus.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

      We "incorporate by reference" our documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act until this offering is completed. This means that we can disclose important business, financial and other information in this prospectus by referring you to the documents containing that information. All information incorporated by reference is part of this prospectus, unless and until that information is updated and superseded by a prospectus supplement, or by information filed with the SEC and incorporated later. Any information that we subsequently file with the SEC that is incorporated by reference will automatically update and supersede any previous information that is part of this prospectus. We incorporate by reference the following:

      -     Annual Report on Form 10-K for the fiscal year ended December 31,
            2003;

      - Quarterly Reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004;

      -     Current Report on Form 8-K filed on November 23, 2004;

      - Proxy Statement for our annual meeting of stockholders held on May 6, 2004;

      - The description of our common stock contained in our registration statement on Form 8-A, as amended (Reg. No. 0-26436), filed July 17, 1996; and

      - All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the filing of the registration statement on Form S-3 and prior to the termination of the offering of the securities offered by this prospectus.

      We will provide without charge to each person to whom a prospectus is delivered, upon written or oral request of that person, a copy of any document incorporated by reference (other than exhibits to those documents unless the exhibits are specifically incorporated herein by reference into the documents that this prospectus incorporates). Requests should be directed to:

                               Redwood Trust, Inc.
                         One Belvedere Place, Suite 300
                          Mill Valley, California 94941
                                 (415) 389-7373

                              CAUTIONARY STATEMENT

      This prospectus and the documents incorporated by reference herein contain forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that are not historical in nature, including the words "anticipate," "estimate," "should," "expect," "believe," "intend," and similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including, among other things, those described in a prospectus supplement under the caption "Risk Factors." Other risks, uncertainties and factors that could cause actual results to differ materially from those projected are detailed from time to time in reports filed by us with the Securities and Exchange Commission, or SEC, including Forms 10-Q and 10-K.

      We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events mentioned, discussed in, or incorporated by reference into this prospectus supplement and the accompanying prospectus might not occur. Accordingly, our actual results may differ from our current expectations, estimates, and projections.

      Important factors that may impact our actual results include changes in interest rates and market values; changes in prepayment rates; general economic conditions, particularly as they affect the price of earning assets and the credit status of borrowers; the level of liquidity in the capital markets as it affects our ability to finance our real estate asset portfolio; and other factors not presently identified.

                               REDWOOD TRUST, INC.

      Redwood Trust is a financial institution located in Mill Valley, California. We invest in, credit-enhance, and securitize residential and commercial real estate loans and securities. Our primary focus is investing in real estate loans by acquiring and owning securities backed by high-quality real estate loans, particularly jumbo residential loans, that have features such as low loan-to-value ratios, borrowers with strong credit histories, and other indications of quality relative to the range of loans within U.S. real estate markets as a whole.

      We are taxed under the Internal Revenue Code of 1986, as amended, or the Code, as a real estate investment trust, or REIT. As such, we are not required to pay corporate income taxes on the REIT taxable income that we distribute to stockholders as dividends. We pay corporate income taxes on REIT taxable income that we retain (i.e., that portion of our REIT taxable income that we do not distribute as dividends), which is limited to 10% of annual REIT taxable income, and we also pay corporate income taxes on income we earn in our taxable (i.e., non-REIT) subsidiaries.

      Our GAAP consolidated balance sheet reflects our five types of earning assets: residential real estate loans; home equity lines of credit; residential real estate loan credit-enhancement securities; commercial real estate loans; and a securities portfolio consisting of diverse residential and commercial real estate securities, primarily investment-grade and BB-rated. Each of these portfolios is a component of our single business of investing in real estate loans and securities. Our current intention is to focus on investing in and managing assets in these five portfolios. We manage our real estate loan investments as a single business, with common staff and management, common financing relationships and flexible capital allocations.

      Our "permanent investment portfolio" consists of securities we have acquired and intend to hold in portfolio for the long term to earn interest income. These securities represent securitized ownership interests in pools of real estate loans and securities. We acquire our permanent investment portfolio assets from securitizations sponsored by others and also from securitizations we have sponsored. We generally do not borrow against or leverage this portfolio and we generally fund the acquisition of and hold these securities solely with our equity. The majority of our earnings and cash flows consist of interest income and capital gains generated from our permanent investment portfolio.

      We generally use the remainder of our balance sheet to support our securitization activities. We acquire and accumulate real estate loans and securities for sale (usually within a few weeks or months) to a legally independent and bankruptcy-remote entity that securitizes these loans or re-securitizes these securities. While we are holding assets temporarily prior to securitization, we typically utilize collateralized short-term debt to fund the acquisition of the bulk of these assets. Our holding period for these assets typically ranges from one week to five months, depending on asset type and the frequency of the securitizations we sponsor. We sell these assets to a securitization entity that issues (sells) various securities (asset-backed securities or ABS) backed by the assets of the entity. The entity pays us for the assets it purchases from us using the funds it raises from the sale of ABS. We then use the asset sale proceeds we receive from the securitization entity to repay the short-term debt we used to finance the acquisition of these assets. Most of the residential real estate loan securitizations we sponsor are a part of our "Sequoia" securitization program and most of the re-securitizations of residential and commercial real estate securities we sponsor are a part of our "Acacia" securitization program.

      We often acquire for our permanent investment portfolio a small portion of the ABS issued by the Sequoia securitization and Acacia re-securitization entities we sponsor. Generally, we acquire the securities that have the most concentrated credit and/or prepayment risk (and/or interest rate risk, if any) with respect to the underlying loans or securities. Our goal for our securitization programs is to create attractive assets, particularly with respect to asset quality, that we can acquire for our permanent investment portfolio. In addition, we seek to make an economic profit with each securitization. A securitization is profitable when the cash received by us from an entity (which equals the market value of the ABS sold by the entity less securitization expenses) exceeds our cost of acquiring the assets that we sold to the entity.

      The bulk of our permanent investment portfolio consists of securities created from pools of high-quality residential real estate loans. These include securities with concentrated credit risk (credit-enhancement securities, or CES) or concentrated loan prepayment risk (interest-only securities, or IOS). We acquire the bulk of our residential loan CES from securitizations sponsored by others, while we acquired the bulk of our IOS from the Sequoia securitizations we have sponsored. In our permanent investment portfolio, we also own ABS issued from re-securitizations of diverse pools of residential and commercial real estate loan securities. These re-securitizations are typically referred to as collateralized debt obligations, or CDOs. The CDO securities we acquire and own are "equity", "preference share", and "non-investment grade" securities. Collectively, we refer to these as "CDO equity securities." The bulk of the CDO equity securities in our permanent investment portfolio was acquired from the Acacia CDO re-securitizations we have sponsored. These CDO equity securities generally have concentrated credit risk (as well as some prepayment, interest rate, and other risks) with respect to the underlying pool of diverse real estate securities. In addition to residential and CDO securities, a small but growing component of our permanent investment portfolio consists of commercial real estate assets such as commercial real estate CES, mezzanine commercial loans, junior commercial loan participations, and commercial real estate CDO equity securities.

      As a result of the form of securitization we have chosen to utilize for most of the securitizations we sponsor, we consolidate and report all of the assets of the securitization entities we have sponsored as assets on our GAAP consolidated balance sheet, and we consolidate and report all of the ABS issued by those entities and held by unrelated third parties as liabilities on our GAAP consolidated balance sheet. The ABS we acquire for our permanent investment portfolio from securitizations we sponsor are not shown as specific assets on our GAAP consolidated balance sheet, but rather are represented by the excess of the securitized pool of assets over liabilities that have been consolidated from the securitization trusts we have sponsored. As a result of this GAAP treatment, in a securitization transaction, no gain on sale is recognized for GAAP purposes even if a securitization is economically profitable. Instead, any economic gain from a securitization is implicitly recognized as a lower net basis of consolidated assets and liabilities. The profits in a securitization are thus recognized over time as part of our GAAP income rather than as a one-time gain-on-sale event.

            Redwood Trust was incorporated under the laws of the State of Maryland on April 11, 1994, and commenced operations on August 19, 1994. Our executive offices are located at One Belvedere Place, Suite 300, Mill Valley, California, 94941 and the telephone number is (415) 389-7373.

                                 USE OF PROCEEDS

            Unless otherwise specified in the applicable prospectus supplement for any offering of securities, we intend to use the net proceeds from the sale of securities for the acquisition of real estate assets and for general corporate purposes. Pending such uses, we may use the net proceeds from the sale of any securities to reduce short-term indebtedness.

                            DESCRIPTION OF SECURITIES

      The following is a brief description of the material terms of our securities that may be offered under this prospectus. This description does not purport to be complete and is subject in all respects to applicable Maryland law and to the provisions of our charter and bylaws, including any amendments or supplements thereto, copies of which are on file with the SEC as described under "Where You Can Find Information" and are incorporated by reference herein.

GENERAL

      We may offer under this prospectus one or more of the following types of securities: shares of common stock, par value $0.01 per share, in one or more classes or series; shares of preferred stock, par value $0.01 per share, in one or more classes or series; common stock warrants; preferred stock warrants; rights issuable to our stockholders to purchase shares of our common stock or preferred stock; and any combination of the foregoing, either individually or as units consisting of one or more of the foregoing types of securities. The terms of any specific offering of securities, including the terms of any units offered, will be set forth in a prospectus supplement relating to such offering.

      Our charter provides that we have authority to issue up to 50,000,000 shares of stock, par value $0.01 per share, all of which is currently classified as common stock. Our common stock is listed on the New York Stock Exchange, and we intend to so list any additional shares of our common stock which are issued and sold hereunder. We may elect to list any future class or series of our securities issued hereunder on an exchange, but we are not obligated to do so. Under Maryland law, our stockholders generally are not liable for our debts or obligations.

COMMON STOCK

      All shares of common stock offered by this prospectus will be duly authorized, fully paid and nonassessable. Holders of our common stock are entitled to receive dividends if, as and when authorized by our board of directors and declared by us out of assets legally available for the payment of dividends. They are also entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our stock and to the provisions of our charter regarding restrictions on transfer of our stock.

      Subject to our charter restrictions on transfer of our stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. Except as provided with respect to any other class or series of stock, the holders of our common stock will possess the exclusive voting power. There is no cumulative voting in the election of directors, which means that the holders of a majority of the outstanding shares of common stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

      Holders of our common stock have no preference, conversion, exchange, sinking fund, redemption or, if listed on the New York Stock Exchange, appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to our charter restrictions on transfer of our stock, all shares of common stock will have equal dividend, liquidation and other rights.

POWER TO RECLASSIFY SHARES OF OUR STOCK; ISSUANCE OF ADDITIONAL SHARES

      Our charter authorizes our board of directors to classify and reclassify from time to time any unissued shares of our stock into other classes or series of stock, including preferred stock, and to cause the issuance of such shares. Prior to issuance of shares of each class or series, the board of directors is required by Maryland law and by our charter to set, subject to our charter restrictions on transfer of our stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. We believe that the power to issue additional shares of common stock or preferred stock and to classify or reclassify unissued shares of common or preferred stock and thereafter to issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of stock that could delay, defer or prevent a transaction or a change in control of Redwood Trust that might involve a premium price for holders of common stock or otherwise be in their best interest. We have no shares of preferred stock presently outstanding.

PREFERRED STOCK

      Our charter authorizes our board of directors to classify from time to time any unissued shares of stock in one or more classes or series of preferred stock and to reclassify any previously classified but unissued preferred stock of any class or series, in one or more classes or series. If we offer preferred stock pursuant to this prospectus in the future, the applicable prospectus supplement will describe the terms of such preferred stock, including the following, where applicable:

      - the designation of the shares and the number of shares that constitute the class or series;

      - the dividend rate (or the method of calculating dividends), if any, on the shares of the class or series and the priority as to payment of dividends with respect to other classes or series of our shares of stock;

      - whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock will accumulate;

      - the dividend periods (or the method of calculating the dividend periods);

      -     the voting rights of the preferred stock, if any;

      - the liquidation preference and the priority as to payment of the liquidation preference with respect to other classes or series of our stock and any other rights of the shares of the class or series upon our liquidation or winding-up;

      - whether or not and on what terms the shares of the class or series will be subject to redemption or repurchase at our option;

      - whether the shares of the class or series of preferred stock will be listed on a securities exchange or quoted on an inter-dealer quotation system;

      - any limitations on direct or beneficial ownership and restrictions on transfer applicable to the preferred stock, in addition to those already set forth in our charter, that may be necessary to preserve our status as a real estate investment trust; and

      - the other rights and privileges and any qualifications, limitations or restrictions of the rights or privileges of the class or series.

SECURITIES WARRANTS

      We may issue securities warrants for the purchase of common stock or preferred stock, respectively referred to as common stock warrants and preferred stock warrants. Securities warrants may be issued independently or together with any other securities offered by this prospectus and any accompanying prospectus supplement and may be attached to or separate from such other securities. Each issuance of the securities warrants will be issued under a separate securities warrant agreement to be entered into by us and a bank or trust company, as securities warrant agent, all as set forth in the prospectus supplement relating to the particular issue of offered securities warrants. Each issue of securities warrants will be evidenced by securities warrant certificates. The securities warrant agent will act solely as an agent of ours in connection with the securities warrant certificates and will not assume any obligation or relationship of agency or trust for or with any holder of securities warrant certificates or beneficial owners of securities warrants.

      If we offer securities warrants pursuant to this prospectus in the future, the applicable prospectus supplement will describe the terms of such securities warrants, including the following, where applicable:

      -     the offering price;

      - the aggregate number of shares purchasable upon exercise of such securities warrants, and in the case of securities warrants for preferred stock, the designation, aggregate number and terms of the class or series of preferred stock purchasable upon exercise of such securities warrants;

      - the designation and terms of the securities with which such securities warrants are being offered, if any, and the number of such securities warrants being offered with each such security;

      - the date on and after which such securities warrants and any related securities will be transferable separately;

      - the number of shares of preferred stock or shares of common stock purchasable upon exercise of each of such securities warrants and the price at which such number of shares of preferred stock or common stock may be purchased upon such exercise;

      - the date on which the right to exercise such securities warrants shall commence and the expiration date on which such right shall expire;

      -     federal income tax considerations; and

      -     any other material terms of such securities warrants.

      Holders of future securities warrants, if any, will not be entitled by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice with respect to any meeting of stockholders for the election of our directors or any other matter, or to exercise any rights whatsoever as stockholders of Redwood Trust.

RIGHTS TO PURCHASE SHARES OF COMMON OR PREFERRED STOCK

      We may issue, as a dividend at no cost, to holders of record of our securities or any class or series thereof on the applicable record date rights to purchase shares of our common stock or preferred stock. In this prospectus, we refer to such rights as "stockholder rights." If stockholders rights are so issued to existing holders of securities, each stockholder right will entitle the registered holder thereof to purchase the securities issuable upon exercise of the rights pursuant to the terms set forth in the applicable prospectus supplement.

      If stockholder rights are issued, the applicable prospectus supplement will describe the terms of such stockholder rights including the following where applicable:

      -     record date;

      -     subscription price;

      -     subscription agent;

      - aggregate number of shares of preferred stock or shares of common stock purchasable upon exercise of such stockholder rights and in the case of stockholder rights for preferred stock, the designation, aggregate number and terms of the class or series of preferred stock purchasable upon exercise of such stockholder rights;

      - the date on which the right to exercise such stockholder rights shall commence and the expiration date on which such right shall expire;

      -     federal income tax considerations; and

      -     other material terms of such stockholder rights.

      In addition to the terms of the stockholder rights and the securities issuable upon exercise thereof, the prospectus supplement may describe, for a holder of such stockholder rights who validly exercises all stockholder rights issued to such holder, how to subscribe for unsubscribed securities, issuable pursuant to unexercised stockholder rights issued to other holders, to the extent such stockholder rights have not been exercised.

      Holders of stockholder rights will not be entitled by virtue of being such holders, to vote, to consent, to receive dividends, to receive notice with respect to any meeting of stockholders for the election of our directors or any other matter, or to exercise any rights whatsoever as stockholders of Redwood Trust, except to the extent described in the related prospectus supplement.

RESTRICTIONS ON OWNERSHIP AND TRANSFER AND REPURCHASE OF SHARES

      In order that we may meet the requirements for qualification as a REIT at all times, among other purposes, our charter prohibits any person from acquiring or holding beneficial ownership of shares of our common stock or preferred stock (collectively, "capital stock") in excess of 9.8%, in number of shares or value, of the outstanding shares of the related class of capital stock. For this purpose, the term "beneficial ownership" means beneficial ownership, as determined under Rule 13d-3 under the Securities Exchange Act of 1934, of capital stock by a person, either directly or constructively under the constructive ownership provisions of Section 544 of the Code and related provisions.

      Under the constructive ownership rules of Section 544 of the Code, a holder of a warrant generally will be treated as owning the number of shares of capital stock into which such warrant may be converted. In addition, the constructive ownership rules generally attribute ownership of securities owned by a corporation, partnership, estate or trust proportionately to its stockholders, partners or beneficiaries, respectively. The rules may also attribute ownership of securities owned by family members to other members of the same family and treat securities with respect to which a person has an option to purchase as actually owned by that person. The rules further provide when securities constructively owned by a person will be considered to be actually owned for the further application of such attribution provisions. To determine whether a person holds or would hold capital stock in excess of the 9.8% ownership limit, a person will be treated as owing not only shares of capital stock actually owned, but also any shares on capital stock attributed to that person under the attribution rules described above. Accordingly, a person who individually owns less than 9.8% of the shares outstanding may nevertheless be in violation of the 9.8% ownership limit.

      Any transfer of shares of capital stock or warrants that would cause us to be disqualified as a REIT or that would create a direct or constructive ownership of shares of capital stock in excess of the 9.8% ownership limit, or result in the shares of capital stock being beneficially owned, within the meaning of Section 856(a) of the Code, by fewer than 100 persons, determined without any reference to any rules of attribution, or result in our being closely held within the meaning of Section 856(h) of the Code, will be null and void, and the intended transferee will acquire no rights to those shares or warrants. These restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to continue to qualify as a REIT.

      Any purported transfer of shares of capital stock or warrants that would result in a purported transferee owning, directly or constructively, shares in excess of the 9.8% ownership limit due to the unenforceability of the transfer restrictions described above will constitute excess securities. Excess securities will be transferred by operation of law to Redwood Trust as trustee for the exclusive benefit of the person or persons to whom the excess securities are ultimately transferred, until such time as the purported transferee retransfers the excess securities. While the excess securities are held in trust, a holder of such securities will not be entitled to vote or to share in any dividends or other distributions with respect to such securities and will not be entitled to exercise or convert such securities into shares of capital stock. Subject to the 9.8% ownership limit, excess securities may be transferred by the purported transferee to any person (if such transfer would not result in excess securities) at a price not to exceed the price paid by the purported transferee (or, if no consideration was paid by the purported transferee, the fair market value of the excess securities on the date of the purported transfer), at which point the excess securities will automatically be exchanged for the stock or warrants, as the case may be, to which the excess securities are attributable. If a purported transferee receives a higher price for designating an ultimate transferee, such purported transferee shall pay, or cause the ultimate transferee to pay, such excess to us. In addition, such excess securities held in trust are subject to purchase by us at a purchase price equal to the lesser of (a) the price per share or per warrant, as the case may be, in the transaction that created such excess securities (or, in the case of a devise or gift, the market price at the time of such devise or gift), reduced by the amount of any distributions received in violation of the charter that have not been repaid to us, and (b) the market price as reflected in the last reported sales price of such shares of stock or warrants on the trading day immediately preceding the date of the purchase by us as reported on any exchange or quotation system over which such shares of stock or warrants may be traded, or if not then traded over any exchange or quotation system, then the market price of such shares of stock or warrants on the date of the purported transfer as determined in good faith by our board of directors, reduced by the amount of any distributions received in violation of the charter that have not been repaid to us.

      Upon a purported transfer of excess securities, the purported transferee shall cease to be entitled to distributions, voting rights and other benefits with respect to the shares of capital stock or warrants except the right to payment of the purchase price for the shares of capital stock or warrants on the retransfer of securities as provided above. Any dividend or distribution paid to a purported transferee on excess securities prior to our discovery that shares of capital stock have been transferred in violation of our charter shall be repaid to us upon demand. If these transfer restrictions are determined to be void, invalid or unenforceable by a court of competent jurisdiction, then the purported transferee of any excess securities may be deemed, at our option, to have acted as an agent on our behalf in acquiring the excess securities and to hold the excess securities on our behalf.

      All certificates representing shares of capital stock and warrants will bear a legend referring to the restrictions described above.

      Any person who acquires shares or warrants in violation of our charter, or any person who is a purported transferee such that excess securities result, must immediately give written notice or, in the event of a proposed or attempted transfer that would be void as set forth above, give at least 15 days prior written notice to us of such event and shall provide us such other information as we may request in order to determined the effect, if any, of the transfer on our status as a REIT. In addition, every record owner of more than 5.0%, during any period in which the number of record stockholders is 2,000 or more, or 1.0%, during any period in which the number of record stockholders is greater than 200 but less than 2,000 or more, or 1/2%, during any period in which the number of record stockholders is 200 or less, of the number or value of our outstanding shares will receive a questionnaire from us by January 31 requesting information as to how the shares are held. Further, each stockholder upon demand is required to disclose to us in writing such information with respect to the direct and constructive ownership of shares and warrants as our board of directors deems reasonably necessary to comply with the REIT provisions of the Code, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

      Our board of directors may increase or decrease the 9.8% ownership limit. In addition, to the extent consistent with the REIT provisions of the Code, our board of directors may, pursuant to our charter, waive the 9.8% ownership limit for a purchaser of our stock. As a condition to such waiver the intended transferee must give written notice to the board of directors of the proposed transfer no later than the fifteenth day prior to any transfer which, if consummated, would result in the intended transferee owning shares in excess of the ownership limit. Our board of directors may also take such other action as it deems necessary or advisable to protect our status as a REIT. Pursuant to our charter, our board of directors has, from time to time, waived the ownership limit for certain of our stockholders.

      The provisions described above may inhibit market activity and the resulting opportunity for the holders of our capital stock and warrants to receive a premium for their shares or warrants that might otherwise exist in the absence of such provisions. Such provisions also may make us an unsuitable investment vehicle for any person seeking to obtain ownership of more than 9.8% of the outstanding shares of our capital stock.

MARYLAND BUSINESS COMBINATION ACT

      Under the Maryland Business Combination Act, "business combinations" between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder, as such terms are defined in the Act, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. The statute permits various exemptions from its provisions, including business combinations that are exempted by provision in the charter of the corporation. Our charter provides that we elect not to be governed by the provisions of the Maryland Business Combination Act.

MARYLAND CONTROL SHARE ACQUISITION ACT

      The Maryland Control Share Acquisition Act causes persons who acquire beneficial ownership of stock at levels of 10%, 33% and more than 50% (control share acquisitions) to lose the voting rights of such stock unless voting rights are restored by the stockholders at a meeting by vote of two-thirds of all the votes entitled to be cast on the matter (excluding stock held by the acquiring stockholder or the corporation's officers or employee directors). The Maryland Control Share Acquisition Act affords a cash-out election for stockholders other than the acquiring stockholder, at an appraised value (but not less than the highest price per share paid by the acquiring person in the control share acquisition), payable by the corporation, if voting rights for more than 50% of the outstanding stock are approved for the acquiring person. Under certain circumstances, the corporation may redeem shares acquired in a control share acquisition if voting rights for such shares have not been approved. The statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation. A corporation's board of directors has an "opt-out" power, exercisable through amendment of the corporation's bylaws (which could be changed by the stockholders), to exempt in advance any control share acquisition from the Maryland Control Share Acquisition Act. Our bylaws contain a provision exempting from the Maryland Control Share Acquisition Act acquisitions by certain persons of shares of our common stock in accordance with waivers from the ownership limit in our charter granted to such persons by our board of directors.

      The Maryland Control Share Acquisition Act could have the effect of discouraging offers to acquire us and of increasing the difficulty of consummating any such offers.

CLASSIFICATION OF BOARD OF DIRECTORS, VACANCIES AND REMOVAL OF DIRECTORS

      Our charter and bylaws provide for a board of directors with staggered terms divided in to three classes, with terms of three years each. The number of directors in each class and the expiration of each class term, as of the date of this prospectus, are as follows:

Class I.....................................................  3 Directors   Expires 2007
Class II....................................................  3 Directors   Expires 2005
Class II....................................................  2 Directors   Expires 2006

      At each annual meeting of our stockholders, successors of the class of directors whose term expires at that meeting will be elected to serve for a three-year term and until their successors are elected and qualify and the directors in the other two classes will continue in office. A board of directors with staggered terms may delay, defer or prevent a change in our control or other transaction that might involve a premium over the then prevailing market price for our common stock or other attributes that our stockholders may consider desirable. In addition, a board of directors with staggered terms could prevent stockholders who do not agree with the policies of our board of directors from replacing a majority of the board of directors in two years.

      Pursuant to our election to be subject to certain provisions of the Maryland General Corporation Law, any vacancy on our board of directors may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which such vacancy occurred and until a successor is elected and qualifies. Under the Maryland General Corporation Law, if the directors have been divided into classes, unless the charter provides otherwise (which our charter does not), a director may be removed only for cause by the affirmative vote of a majority of all the votes entitled to be cast generally for the election of directors.

CHARTER AMENDMENTS AND EXTRAORDINARY CORPORATE ACTIONS

      Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides for approval of these matters by the affirmative vote of the holders of a majority of the total number of shares entitled to vote on the matter.

ADVANCE NOTICE OF DIRECTOR NOMINATIONS AND NEW BUSINESS

      Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by the board of directors or (iii) by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting.

TRANSFER AGENT AND REGISTRAR

      Computershare Investor Services, LLC is the transfer agent and registrar with respect to our common stock.

                        FEDERAL INCOME TAX CONSIDERATIONS

      The following discussion summarizes certain federal income tax considerations relevant to Redwood Trust and its stockholders. This discussion is based on existing United States federal income tax law, which is subject to change, possibly retroactively. This discussion does not address all aspects of United States federal income taxation that may be relevant to a particular stockholder in light of its personal investment circumstances or to certain types of investors subject to special treatment under the federal income tax laws (including financial institutions, insurance companies, broker-dealers and, except to the limited extent discussed below, tax-exempt entities and foreign taxpayers) and it does not discuss any aspects of state, local or foreign tax law. This discussion assumes that stockholders will hold their common stock as a "capital asset" (generally, property held for investment) under the Internal Revenue Code of 1986, as amended, or the Code. Stockholders are advised to consult their tax advisors as to the specific tax consequences to them of purchasing, holding, and disposing of the common stock, including the application and effect of federal, state, local, and foreign income and other tax laws.

      In reading the tax disclosure set forth below, it should be noted that although Redwood Trust is combined with all of its subsidiaries for financial accounting purposes, for federal income tax purposes only Redwood Trust and Sequoia Mortgage Funding Corporation (and their assets and income) constitute the REIT, and Redwood Trust's remaining domestic subsidiaries constitute a separate consolidated group subject to regular corporate income taxes. Redwood's foreign subsidiaries (i.e., Acacia CDO 1, Ltd., Acacia CDO 2, Ltd., Acacia CDO 3, Ltd., Acacia CDO 4, Ltd., Acacia CDO 5, Ltd. and Acacia CDO 6, Ltd.) are not generally subject to U.S. corporate income taxes (see " -- Taxable REIT Subsidiaries" below).

GENERAL

      In the opinion of Chapman and Cutler LLP, our special tax counsel, Redwood Trust, exclusive of any taxable REIT subsidiaries, has been organized and operated in a manner which qualifies it as a REIT under the Code since the commencement of its operations on August 19, 1994 through June 30, 2004, the date of our latest unaudited financial statements reviewed by special tax counsel. However, whether we do and continue to so qualify will depend on actual operating results and compliance with the various tests for qualification as a REIT relating to its income, assets, distributions, ownership and certain administrative matters, the results of which are not reviewed by special tax counsel on an ongoing basis. No assurance can be given that the actual results of our operations for any one taxable year will satisfy those requirements. Moreover, certain aspects of our operations have not been considered by the courts or the Internal Revenue Service in any published authorities that interpret the requirements for REIT status. There can be no assurance that the courts or the Internal Revenue Service will agree with this opinion. In addition, qualification as a REIT depends on future transactions and events that cannot be known at this time. Accordingly, special tax counsel will be unable to opine whether we will in fact qualify as a REIT under the Code in all events and for all periods.

      The opinions of special tax counsel are based upon existing law, including the Code, existing Treasury Department regulations, revenue rulings, revenue procedures, proposed regulations and case law, all of which are subject to change both prospectively or retroactively. Moreover, relevant laws or other legal authorities may change in a manner that could adversely affect us or our stockholders.

      If we failed to qualify as a REIT in any particular year, we would be subject to federal income tax as a regular, domestic corporation, and our stockholders would be subject to tax in the same manner as stockholders of a regular corporation. In such event, we could be subject to potentially substantial income tax liability in respect of each tax year that we fail to qualify as a REIT as well as the four tax years following the year of the failure and, as a result, the amount of earnings and cash available for distribution to our stockholders could be significantly reduced.

      The following is a brief summary of certain technical requirements that we must meet on an ongoing basis in order to qualify, and remain qualified, as a REIT under the Code.

STOCK OWNERSHIP TESTS

      Our capital stock must be held by at least 100 persons for at least 335 days of a twelve-month year, or a proportionate part of a short tax year. In addition, no more than 50% of the value of our capital stock may be owned, directly or indirectly, by five or fewer individuals at all times during the last half of the tax year. Under the Code, most tax-exempt entities, including employee benefit trusts and charitable trusts (but excluding trusts described in Section 401(a) and exempt under Section 501(a) of the Code), are generally treated as individuals for these purposes. We must satisfy these stock ownership requirements each tax year. We must solicit information from certain of our stockholders to verify ownership levels and must maintain records regarding those who do not respond. Our charter imposes certain repurchase obligations and restrictions regarding the transfer of our shares in order to aid in meeting the stock ownership requirements. If we were to fail either of the stock ownership tests, we would generally be disqualified from REIT status, unless, in the case of the "five or fewer" requirement, the "good faith" exemption is available.

ASSET TESTS

      We must generally meet the following asset tests (the REIT Asset Tests) at the close of each quarter of each tax year:

   - at least 75% of the value of the REIT's total assets must consist of qualified real estate assets, government securities, cash, and cash items (the 75% Asset Test);

   - the value of the REIT's assets consisting of securities (other than those includible under the 75% Asset Test) must not exceed 25% of the total value of the REIT's assets;

   - the value of the REIT's assets consisting of securities of one or more taxable REIT subsidiaries must not exceed 20% of the value of the REIT's total assets; and

   - the value of securities held by the REIT, other than those of a taxable REIT subsidiary or taken into account for purposes of the 75% Asset Test, must not exceed either (i) 5% of the value of the REIT's total assets in the case of securities of any one non-government issuer, or (ii) 10% of the outstanding vote or value of any such issuer's securities.

      For purposes of the above tests, the term "value" generally means, with respect to securities for which market quotations are readily available, the market value of such securities, and with respect to other securities and assets, fair value as determined in good faith by the REIT.

      In applying the above tests, a REIT is generally required to re-value all of its assets at the end of any quarter in which it acquires a substantial amount of new securities or other property other than qualified real estate assets. We intend to closely monitor the purchase, holding, and disposition of the REIT's assets in order to comply with the REIT Asset Tests. We expect that substantially all of our assets will be qualified real estate assets and intend to limit or hold through taxable REIT subsidiaries any assets not qualifying as qualified real estate assets so as to comply with the above REIT Asset Tests. If it is anticipated that the above limits would be exceeded, we intend to take appropriate measures to avoid exceeding such limits, including the disposition of non-qualifying assets within the permitted time periods for cure.

      Beginning in 2005, if we fail the REIT Asset Tests we may nonetheless avoid losing our REIT status if we satisfy either (i) a de minimis exception or
(ii) certain reasonable cause and disclosure requirements and pay certain penalties. The de minimis exception applies to only certain of the REIT Asset Tests and is limited to violations not exceeding the lesser of 1% of our total assets at the end of such quarter or $10 million. The reasonable cause exception requires that we make certain disclosures to the IRS, establish that the failure was due to reasonable cause and not willful neglect and pay a penalty equal to the greater of $50,000 or an amount equal to tax at the highest corporate tax rate on the income derived from such assets during period from identification to cure. Both exceptions also require that we dispose of the related assets within six months after the last day of the quarter in which we identify the failure or otherwise satisfy the failed requirement within the same time period by, for instance, increasing our holding of other qualified assets.

GROSS INCOME TESTS

      We must generally meet the following gross income tests (the REIT Gross Income Tests) for each tax year:

   - at least 75% of the REIT's gross income must be derived from certain specified real estate sources including interest income and gain from the disposition of qualified real estate assets, foreclosure property or "qualified temporary investment income" (i.e., income derived from "new capital" within one year of the receipt of such capital) (the 75% Gross Income Test); and

   - at least 95% of the REIT's gross income for each tax year must be derived from sources of income qualifying for the 75% Gross Income Test, or from dividends, interest, and gains from the sale of stock or other securities not held for sale in the ordinary course of business (the 95% Gross Income
      Test).

      We intend to maintain our REIT status by carefully monitoring our income, including income from hedging transactions and sales of mortgage assets, to comply with the REIT Gross Income Tests. In computing compliance with the 95% Gross Income Test, we must evaluate whether and how income generated by interest rate caps and other hedging instruments undertaken by the REIT fit within this test. Generally speaking, to the extent an interest rate cap or other hedging instrument was acquired to reduce the interest rate risks with respect to any indebtedness incurred or to be incurred by the REIT to acquire or carry real estate assets and was properly identified at inception, we treat periodic income and gains generated by dispositions or terminations of such hedging instruments by the REIT as qualifying for purposes of the 95% Gross Income Test. Otherwise, income and gains from hedges undertaken at the REIT must fit within the 5% basket for non-qualifying income in order for the REIT to continue to meet the REIT Income Tests. Under certain circumstances, for example, (i) the sale of a substantial amount of mortgage assets by the REIT to repay borrowings in the event that other credit is unavailable or (ii) an unanticipated decrease in qualifying income of the REIT which results in the non-qualifying income exceeding 5% of gross income, we may be unable to comply with certain of the REIT Gross Income Tests. Inadvertent failures to comply with the REIT Gross Income Tests will not result in disqualification of the REIT if certain disclosure and reasonable cause criteria are met and a 100% tax on the amount equal to the qualified income shortfall is paid. See " -- Taxation of Redwood Trust" below for a discussion of the tax consequences of failure to comply with the REIT provisions of the Code.

DISTRIBUTION REQUIREMENTS

      We generally are required to distribute to our stockholders an amount equal to at least 90% of our REIT taxable income determined before deduction of dividends paid and by excluding net capital gains. Such distributions must be made in the tax year to which they relate or, if declared before the timely filing of our tax return for such year and paid not later than the first regular dividend payment after such declaration, in the following tax year.

      The Internal Revenue Service, or IRS, has ruled generally that if a REIT's dividend reinvestment plan allows stockholders of the REIT to elect to have cash distributions reinvested in shares of the REIT at a purchase price equal to at least 95% of the fair market value of such shares on the distribution date, then such distributions generally qualify towards this distribution requirement. We maintain a Direct Stock Purchase and Dividend Reinvestment Plan, or DRP, and intend that the terms of our DRP will comply with the IRS public ruling guidelines for such plans.

      If we fail to meet the distribution test as a result of a retroactive adjustment to our REIT taxable income, we may be able to avoid disqualification as a REIT by paying a "deficiency" dividend within a specified time period and in accordance with other requirements set forth in the Code. We would be liable for interest based on the amount of the deficiency dividend. A deficiency dividend is not permitted if the deficiency is due to fraud with intent to evade tax or to a willful failure to file a timely tax return.

QUALIFIED REIT SUBSIDIARIES

      A Qualified REIT Subsidiary is any corporation in which a REIT owns 100% of the stock issued by such corporation and for which no election has been made to classify it as a taxable REIT subsidiary. Sequoia Mortgage Funding Corporation, our wholly-owned subsidiary, is treated as a Qualified REIT Subsidiary. As such its assets, liabilities, and income are generally treated as assets, liabilities, and income of the REIT for purposes of each of the above REIT qualification tests.

TAXABLE REIT SUBSIDIARIES

      A Taxable REIT Subsidiary is any corporation in which a REIT owns stock (directly or indirectly) and for which the REIT and such corporation make a joint election to classify the corporation as a Taxable REIT Subsidiary. Effective January 1, 2001, RWT Holdings, Inc., or Holdings, and Redwood Trust elected to treat Holdings, Sequoia Residential Funding, and Holdings' other subsidiaries as Taxable REIT Subsidiaries of Redwood Trust. Since 2001, Redwood Trust has made Taxable REIT Subsidiary elections for Acacia CDO 1, Ltd., Acacia CDO 2, Ltd., Acacia CDO 3, Ltd., Acacia CDO 4, Ltd. and Acacia CDO 5, Ltd. As Taxable REIT Subsidiaries, they are not subject to the REIT asset, income, and distribution requirements nor are their assets, liabilities, or income treated as assets, liabilities, or income of Redwood Trust for purposes of each of the above REIT qualification tests.

      We generally intend to engage in securitization transactions (other than certain non-REMIC, debt-for-tax securitizations) through our Taxable REIT Subsidiaries. In addition, we generally intend to make a Taxable REIT Subsidiary election with respect to any other corporation in which we acquire equity or equity-like securities constituting more than 10% by vote or value of such corporation's equity and that is not otherwise a Qualified REIT Subsidiary. However, the aggregate value of all of our Taxable REIT Subsidiaries must be limited to 20% of the total value of the REIT's assets. In addition, we will be subject to a 100% penalty tax on any rent, interest, or other charges that we impose on any Taxable REIT Subsidiary in excess of an arm's length price for comparable services. We expect that any rents, interest, or other charges imposed on Holdings or any other Taxable REIT Subsidiary will be at arm's length prices.

      We generally expect to derive income from our Taxable REIT Subsidiaries by way of dividends. Such dividends are not real estate source income for purposes of the 75% Gross Income Test. Therefore, when aggregated with our other non-real estate source income, such income must be limited to 25% of the REIT's gross income each year. We will monitor the value of our investment in, and the distributions from, our Taxable REIT Subsidiaries to ensure compliance with all applicable REIT income and asset tests.

      Taxable REIT Subsidiaries doing business in the United States are generally subject to corporate-level tax on their net income and generally will be able to distribute only net after-tax earnings to their stockholders, including Redwood Trust, as dividend distributions. The Acacia entities are considered foreign subsidiaries not engaged in trade or business in the United States for tax purposes and therefore are not subject to U.S. corporate income taxation (although income from our equity investments in the Acacia entities is generally includable in REIT taxable income or the taxable income of our other Taxable REIT Subsidiaries that are its stockholders). There is no guarantee that the IRS will not take the position that the Acacia entities are doing business in the U.S., which position, if sustained, would subject the Acacia entities to corporate level tax on their effectively connected U.S. trade or business income. If this were to occur, then the Acacia entities would generally only be able to contribute net after-tax earnings to REIT dividend distributions.

TAXATION OF REDWOOD TRUST

      In any year in which Redwood Trust qualifies as a REIT, we generally will not be subject to federal income tax on that portion of our REIT taxable income or capital gain that is distributed to our stockholders. We will, however, be subject to federal income tax at normal corporate income tax rates upon any undistributed taxable income or capital gain.

      In addition, notwithstanding our qualification as a REIT, we may also be subject to tax in certain other circumstances. As described above, if the REIT fails to satisfy the REIT Gross Income Tests, but nonetheless maintains its qualification as a REIT because certain other requirements are met, we will generally be subject to a 100% tax on the greater of the amount by which the REIT fails either the 75% or the 95% Gross Income Test. We will also be subject to a tax of 100% on net income the REIT derives from any "prohibited transaction," which refers to dispositions of property held by the REIT classified as "property held for sale to customers in the ordinary course of business" of the REIT (i.e., "dealer" property). We do not believe that we have engaged or will engage in transactions that would result in the REIT being classified as a dealer or deemed to have disposed of dealer property; however, there can be no assurance that the IRS will agree. If the REIT has (i) net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or (ii) other non-qualifying income from foreclosure property, we will be subject to federal income tax on such income at the highest corporate income tax rate. In addition, a nondeductible excise tax, equal to 4% of the excess of required distributions over the amounts actually distributed, will be imposed on us for each calendar year to the extent that dividends paid during the year, or declared during the last quarter of the year and paid during January of the succeeding year, are less than the sum of (1) 85% of the REIT "ordinary income," plus (2) 95% of the REIT capital gain net income, plus (3) any undistributed income remaining from earlier years. We may also be subject to the corporate alternative minimum tax, as well as other taxes in certain situations not presently contemplated.

      The JOBS Act of 2004 added and modified several provisions in the Code that would allow us to cure good faith or de minimis violations of the requirements for maintaining REIT status. In addition to those already described, beginning in 2005, we can also cure REIT qualification failures if we establish that such failure was due to reasonable cause and not willful neglect and we pay a penalty of $50,000 for each such failure. However, if we fail any of the REIT qualification tests described previously in any tax year and the cure provisions provided by the Code do not apply, the REIT would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at the regular corporate income tax rates. Distributions to stockholders in any year in which we fail to qualify as a REIT would not be deductible by us, nor would distributions generally be required to be made under the Code. Further, unless entitled to relief under certain other provisions of the Code, we would also be disqualified from re-electing REIT status for the four tax years following the year in which it became disqualified.

      We may also voluntarily revoke our election to be taxed as a REIT, although we have no intention of doing so, in which event we will be prohibited, without exception, from electing REIT status for the year to which the revocation relates and the following four tax years.

      We intend to monitor on an ongoing basis our compliance with the REIT requirements described above. In order to maintain our REIT status, we may be required to limit the types of assets that the REIT might otherwise acquire, or hold certain assets at times when we might otherwise have determined that the sale or other disposition of such assets would have been more prudent.

TAXATION OF STOCKHOLDERS

      For any tax year in which we are treated as a REIT for federal income tax purposes, distributions (including constructive or in-kind distributions) made to holders of common stock other than tax-exempt entities (and not designated as capital gain dividends) will generally be subject to tax as ordinary income to those holders to the extent of the REIT's current and accumulated earnings and profits as determined for federal income tax purposes. If the amount distributed exceeds a stockholder's allocable share of such earnings and profits, the excess will be treated as a return of capital to the extent of the stockholder's adjusted basis in the common stock, which will not be subject to tax, and thereafter as a taxable gain from the sale or exchange of a capital asset.

      Distributions designated by us as capital gain dividends will generally be subject to tax as long-term capital gain to stockholders, to the extent that the distribution does not exceed the REIT's actual net capital gain for the tax year. Alternatively, we can also elect by written notice to our stockholders to designate a portion of the REIT's net capital gain income as being retained and pay directly the tax on such net capital gains. In that instance, each stockholder that generally would be required to include the deemed capital gains dividend in its income, will be entitled to claim a credit or refund on its tax return for the tax paid by the REIT with respect to such deemed dividend, and will be entitled to increase its tax basis in our shares by an amount equal to the excess of the deemed capital gain dividend over the tax deemed paid by it.

      Distributions by us, whether characterized as ordinary income or as capital gain, are not eligible for the corporate dividends received deduction that exists under current law. Furthermore, distributions by us characterized as ordinary income generally will not be subject to the reduced 15% and 5% tax rates otherwise effective for certain types of dividends as of January 1, 2003. However, dividend distributions by us characterized as capital gain distributions recognized subsequent to May 5, 2003, will be subject to the reduced 5% and 15% tax rates made effective by the Jobs and Growth Relief Reconciliation Tax Act of 2003.

      In the event that we realize a loss for the tax year, stockholders will not be permitted to deduct any share of that loss. Further, if we (or a portion of our assets) were to be treated as a taxable mortgage pool, or if we were to hold residual interests in real estate mortgage investment conduits, or REMICs, or financial asset securitization investment trusts, or FASITs, any "excess inclusion" income derived therefrom and allocated to a stockholder would not be allowed to be offset by a net operating loss of such stockholder.

      Dividends declared during the last quarter of a tax year and actually paid during January of the following tax year are generally treated as if received by the stockholder on December 31 of the tax year in which they are declared and not on the date actually received. In addition, we may elect to treat certain other dividends distributed after the close of the tax year as having been paid during such tax year, but stockholders will be treated as having received such dividend in the tax year in which the distribution is made.

      Generally, a dividend distribution of earnings from a REIT is considered for estimated tax purposes only when the dividend is made. However, any person owning at least 10% of the vote or value of a closely-held REIT must accelerate recognition of year-end dividends received from the REIT in computing estimated tax payments. We are not currently, and do not expect to be, a closely-held REIT.

      Upon a sale or other disposition of common stock, a stockholder will generally recognize a capital gain or loss in an amount equal to the difference between the amount realized and the stockholder's adjusted basis in such stock, which gain or loss generally will be long-term if the stock was held for more than twelve months. Any loss on the sale or exchange of common stock held by a stockholder for six months or less will generally be treated as a long-term capital loss to the extent of designated capital gain dividends received by such stockholder. If stock is sold after a record date but before a payment date for declared dividends on such stock, a stockholder will nonetheless be required to include such dividend in income in accordance with the rules above for distributions, whether or not such dividend is required to be paid over to the purchaser.

      DRP participants will generally be treated as having received a dividend distribution, subject to tax as ordinary income, in an amount equal to the fair market value of the common stock purchased with the reinvested dividend proceeds generally on the date we credit such common stock to the DRP participant's account, plus brokerage commissions, if any, allocable to the purchase of such common stock. DRP participants will have a tax basis in the shares equal to such value. DRP participants may not, however, receive any cash with which to pay the resulting tax liability. Shares received pursuant to the DRP will have a holding period beginning on the day after their purchase by the plan administrator.

      If we make a distribution of stockholder rights with respect to its common stock, such distribution generally will not be treated as taxable when made. However, if the fair market value of the rights on the date of issuance is 15% or more of the value of the common stock, or if the stockholder so elects regardless of the value of the rights, the stockholder must make an allocation of its existing tax basis between the rights and the common stock based on their relative value on the date of the issuance of the rights. On the exercise of the rights, the stockholder will generally not recognize gain or loss. The stockholder's basis in the shares received from the exercise of the rights will be the amount paid for the shares plus the basis, if any, of the rights exercised. Distribution of stockholder rights with respect to other classes of securities holders generally would be taxable based on the value of the rights on the date of distribution.

      We are required under Treasury Department regulations to demand annual written statements from the record holders of designated percentages of our stock disclosing the actual and constructive ownership of such stock and to maintain permanent records showing the information we have received as to the actual and constructive ownership of such stock and a list of those persons failing or refusing to comply with such demand.

      In any year in which we do not qualify as a REIT, distributions made to our stockholders would be taxable in the same manner discussed above, except that no distributions could be designated as capital gain dividends, distributions would be eligible for the corporate dividends received deduction and may be eligible for the reduced tax rates on dividends (if paid out of previously-taxed earnings), the excess inclusion income rules would not apply, and stockholders would not receive any share of our tax preference items. In such event, however, we would be subject to potentially substantial federal income tax liability, and the amount of earnings and cash available for distribution to our stockholders could be significantly reduced or eliminated.

TAXATION OF TAX-EXEMPT ENTITIES

      Subject to the discussion below regarding a "pension-held REIT," a tax-exempt stockholder is generally not subject to tax on distributions from us or gain realized on the sale of the common stock or preferred stock, provided that such stockholder has not incurred indebtedness to purchase or hold our common stock or preferred stock, that its shares are not otherwise used in an unrelated trade or business of such stockholder, and that we, consistent with our stated intent, do not form taxable mortgage pools or hold residual interests in REMICs or FASITs that give rise to "excess inclusion" income as defined under the Code. However, if the REIT were to hold a residual interest in a REMIC or FASIT, or if a pool of the REIT's assets were to be treated as a "taxable mortgage pool," a portion of the dividends paid to a tax-exempt stockholder may be subject to tax as unrelated business taxable income, or UBTI. Although we do not intend to acquire such residual interests at the REIT or believe that we, or any portion of our assets, will be treated as a taxable mortgage pool, no assurance can be given that the IRS might not successfully maintain that such a taxable mortgage pool exists.

      If a qualified pension trust (i.e., any pension or other retirement trust that qualifies under Section 401(a) of the Code) holds more than 10% by value of the interests in a "pension-held REIT" at any time during a tax year, a substantial portion of the dividends paid to the qualified pension trust by such REIT may constitute UBTI. For these purposes, a "pension-held REIT" is a REIT
(i) that would not have qualified as a REIT but for the provisions of the Code which look through qualified pension trust stockholders in determining ownership of stock of the REIT and (ii) in which at least one qualified pension trust holds more than 25% by value of the equity interest of such REIT or one or more qualified pension trusts (each owning more than a 10% interest by value in the REIT) hold in the aggregate more than 50% by value of the equity interests in such REIT. Assuming compliance with the ownership limit provisions in our charter, it is unlikely that pension plans will accumulate sufficient stock to cause us to be treated as a pension-held REIT.

      Distributions to certain types of tax-exempt stockholders exempt from federal income taxation under Section 501 (c)(7), (c)(9), (c)(17), and (c)(20) of the Code may also constitute UBTI, and such prospective investors should consult their tax advisors concerning the applicable "set aside" and reserve requirements.

STATE AND LOCAL TAXES

      We and our stockholders may be subject to state or local taxation in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of Redwood Trust and our stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the common stock.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS APPLICABLE TO FOREIGN HOLDERS

      The following discussion summarizes certain United States federal tax consequences of the acquisition, ownership and disposition of common stock or preferred stock by an initial purchaser that, for United States federal income tax purposes, is a "Non-United States Holder." A Non-United States Holder is any beneficial holder that is: not a citizen or resident of the United States; not a corporation, partnership, or other entity created or organized in the United States or under the laws of the United States or of any political subdivision thereof; and not an estate or trust whose income is includable in gross income for United States federal income tax purposes regardless of its source. This discussion does not consider any specific facts or circumstances that may apply to any particular Non-United States Holder's acquiring, holding, and disposing of common stock or preferred stock, or any tax consequences that may arise under the laws of any foreign, state, local, or other taxing jurisdiction.

      DIVIDENDS

      Dividends paid by us out of earnings and profits, as determined for United States federal income tax purposes, to a Non-United States Holder will generally be subject to withholding of United States federal income tax at the rate of 30%, unless reduced or eliminated by an applicable tax treaty or unless such dividends are treated as effectively connected with a United States trade or business. Distributions paid by us in excess of our earnings and profits will be treated as a tax-free return of capital to the extent of the holder's adjusted basis in his shares, and thereafter as gain from the sale or exchange of a capital asset as described below. If it cannot be determined at the time a distribution is made whether such distribution will exceed our earnings and profits, the distribution will be subject to withholding at the same rate as dividends. Amounts so withheld, however, will be refundable or creditable against the Non-United States Holder's United States federal tax liability if it is subsequently determined that such distribution was, in fact, in excess of our earnings and profits. If the receipt of the dividend is treated as being effectively connected with the conduct of a trade or business within the United States by a Non-United States Holder, the dividend received by such holder will be subject to the United States federal income tax on net income that applies to United States persons generally (and, with respect to corporate holders and under certain circumstances, to the branch profits tax).

      For tax years prior to 2005, certain capital gains distributions by a REIT to a Non-United States Holder that are attributable to gain from the sales or exchanges by us of "United States real property interests" will be treated as if such gain were effectively connected with a United States business and will thus be subject to tax at the normal capital gain rates applicable to United States stockholders (subject to applicable alternative minimum tax) under the provisions of the Foreign Investment in Real Property Tax Act of 1980, or FIRPTA. Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a foreign corporate stockholder not entitled to a treaty exemption. We are required to withhold 35% of any distribution that could be designated by us as a capital gains dividend. This amount may be credited against the Non-United States Holder's FIRPTA tax liability. Effective for tax years beginning in 2005, FIRPTA does not apply to REIT capital gain distributions (so long as they are made with respect to a class of REIT stock that is regularly traded on an established securities market in the United States) to a foreign investor that does not own more than 5% of the REIT's stock during the taxable year in which such distribution is received. Such distributions are instead treated by the investor as a regular, rather than capital gains, dividend. It should also be noted that mortgage loans without substantial equity or with shared appreciation features generally would not be classified as "United States real property interests."

      GAIN ON DISPOSITION

      A Non-United States Holder will generally not be subject to United States federal income tax on gain recognized on a sale or other disposition of its shares of either common or preferred stock unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-United States Holder, (ii) in the case of a Non-United States Holder who is a nonresident alien individual and holds such shares as a capital asset, such holder is present in the United States for 183 or more days in the tax year and certain other requirements are met, or (iii) the Non-United States Holder is subject to tax under the FIRPTA rules because we are not a "domestically-controlled REIT" (as further discussed below). Gain that is effectively connected with the conduct of a business in the United States by a Non-United States Holder will be subject to the United States federal income tax on net income that applies to United States persons generally (and, with respect to corporate holders and under certain circumstances, to the branch profits tax) but will not be subject to withholding. Non-United States Holders should consult applicable treaties, which may provide for different rules.

      Gain recognized by a Non-United States Holder upon a sale of either common stock or preferred stock will generally not be subject to tax under FIRPTA if we are a "domestically-controlled REIT," which is defined generally as a REIT in which at all times during a specified testing period less than 50% in value of its shares were held directly or indirectly by non-United States persons. Because only a minority of our stockholders are believed to be Non-United States Holders, we anticipate that we will qualify as a "domestically-controlled REIT." Accordingly, a Non-United States Holder should not be subject to United States federal income tax from gains recognized upon disposition of its shares.

INFORMATION REPORTING AND BACKUP WITHHOLDING

      We will report to our U.S. stockholders and the Internal Revenue Service the amount of distributions paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a stockholder may be subject to backup withholding with respect to distributions paid (at the rate generally equal to the fourth lowest rate of federal income tax then in effect) unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates that fact; or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A stockholder that does not provide us with its correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability. In addition, we may be required to withhold a portion of dividends and capital gain distributions to any stockholders that do not certify under penalties of perjury their non-foreign status to us.

                              PLAN OF DISTRIBUTION

      We may sell the offered securities

      - through underwriters or dealers;

      - through agents;

      - directly to one or more purchasers; or

      - through a number of direct sales.

      We may distribute the securities from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

SALE THROUGH UNDERWRITERS

      If we use underwriters in the sale, such underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities of the series offered if any of the securities are purchased. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.

SALE THROUGH AGENTS

      We may sell offered securities through agents designated by us. Unless indicated in the prospectus supplement, the agents have agreed to use their reasonable best efforts to solicit purchases for the period of their appointment.

DIRECT SALES

      We may also sell offered securities directly. In this case, no underwriters or agents would be involved.

GENERAL INFORMATION

      Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters or agents, and describe their compensation, in a prospectus supplement.

      We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

                                  LEGAL MATTERS

      The validity of the securities offered by this prospectus will be passed on by Venable LLP, Baltimore, Maryland. Certain tax matters will be passed on by Chapman and Cutler LLP, San Francisco, California.

                                     EXPERTS

      The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

                                  $500,000,000

                                     [LOGO]

                               REDWOOD TRUST, INC.

                  COMMON STOCK, PREFERRED STOCK, WARRANTS, AND
                   SHAREHOLDER RIGHTS TO PURCHASE COMMON STOCK
                               AND PREFERRED STOCK

                                   PROSPECTUS

                            __________________, 2004

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The expenses expected to be incurred in connection with the issuance and distribution of the securities being registered are as set forth below. All such expenses, except for the SEC registration fee, are estimated:

SEC Registration Fee.......................................................  $ 63,350
Legal Fees and Expenses....................................................  $ 40,000
Accountant's Fees and Expenses.............................................  $ 10,000
Printing Expenses..........................................................  $ 10,000
Miscellaneous..............................................................  $  1,650
                                                                             ---------
         Total.............................................................  $125,000
                                                                             =========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      The Maryland General Corporation Law, or MGCL, permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The charter of the registrant contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

      The charter of the registrant requires it, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer or (b) any individual who, while a director or officer of the registrant and at the request of the registrant, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his or her service in any such capacity. The bylaws of the registrant establish certain procedures for indemnification and advance of expenses pursuant to applicable law and the registrant's charter. The charter and bylaws also permit the registrant to indemnify and advance expenses to any person who served a predecessor of the registrant in any of the capacities described above and to any employee or agent of the registrant or a predecessor of the registrant.

      The MGCL requires a corporation (unless its charter provides otherwise, which the registrant's charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made, or threatened to be made, a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made, or threatened to be made, a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of
(a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

ITEM 16. EXHIBITS. *

1     Form of underwriting agreement

5     Opinion of Venable LLP as to legality (including consent of such firm)

8 Opinion of Chapman and Cutler LLP as to certain tax matters (including consent of such firm)

23.1  Consent of Venable LLP (included in Exhibit 5)

23.2  Consent of Chapman and Cutler LLP (included in Exhibit 8)

23.3 Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm (filed herewith)

24    Power of Attorney (set forth on signature page)

* Definitive exhibits with respect to specific issuances of securities covered by this Registration Statement will be filed by amendment or incorporated by reference from reports filed by the Company pursuant to
      Section 13 of the Securities Exchange Act of 1934, as amended, at the time of issuance.

ITEM 17. UNDERTAKINGS.

            The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

      Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            The undersigned registrant hereby undertakes that: (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective; and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities begin registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mill Valley and County of Marin, State of California, on November 23, 2004.

                                            REDWOOD TRUST, INC.

                                            By: /s/ GEORGE E. BULL, III
                                                --------------------------
                                                George E. Bull, III
                                                (Chairman of the Board and
                                                Chief Executive Officer)

                                POWER OF ATTORNEY

      We, the undersigned directors and officers of Redwood Trust, Inc., do hereby constitute and appoint George E. Bull III, Douglas B. Hansen and Harold
F. Zagunis our true and lawful attorneys and agents, to do any and all acts and things in our name and behalf in our capacities as directors, officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this registration statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) hereof; and we do hereby ratify and confirm all that the said attorneys and agents shall do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Form S-3 Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

            SIGNATURE                                  POSITION                         DATE
            ---------                                  --------                         ----
    /s/ GEORGE E. BULL, III                   Chairman of the Board, Chief       November 23, 2004
---------------------------------           Executive Officer and Director
        George E. Bull, III                  (Principal Executive Officer)

    /s/ DOUGLAS B. HANSEN                       President and Director           November 23, 2004
---------------------------------
        Douglas B. Hansen

    /s/ HAROLD F. ZAGUNIS                      Chief Financial Officer,          November 23, 2004
---------------------------------          Vice President, and Secretary
        Harold F. Zagunis                   (Principal Financial Officer and
                                                  Accounting Officer)

    /s/ THOMAS C. BROWN                             Director                     November 23, 2004
------------------------------
        Thomas C. Brown

    /s/ MARIANN BYERWALTER                          Director                     November 23, 2004
------------------------------
        Mariann Byerwalter

    /s/ RICHARD D. BAUM                             Director                     November 23, 2004
------------------------------
        Richard D. Baum

    /s/ CHARLES J. TOENISKOETTER                    Director                     November 23, 2004
------------------------------
        Charles J. Toeniskoetter

      SIGNATURE                            POSITION                DATE
      ----------                           ---------               ----
    /s/ DAVID L. TYLER                      Director              November 23, 2004
------------------------------
        David L. Tyler

    /s/ GREG H. KUBICHEK                    Director              November 23, 2004
------------------------------
        Greg H. Kubichek

                                 EXHIBIT INDEX*

EXHIBIT
NUMBER                    DESCRIPTION OF DOCUMENT
------                    -----------------------
    1        Form of underwriting agreement

    5        Opinion of Venable LLP as to legality (including consent of such firm)

    8        Opinion of Chapman and Cutler LLP as to certain tax matters (including consent of such firm)

   23.1      Consent of Venable LLP (included in Exhibit 5)

   23.2      Consent of Chapman and Cutler LLP (included in Exhibit 8)

   23.3      Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm (filed herewith )

   24        Power of Attorney (set forth on signature page)

* Definitive exhibits with respect to specific issues of securities covered by this Registration Statement will be filed as exhibits to reports filed by the Company pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, at the time of issuance.